Exhibit No. 11.  Statement re: Computation of Per Share Earnings for the six and
                 three months ended June 30, 1998 and 1997 (in thousands except per share data).

                                                SIX MONTHS ENDED          THREE MONTHS ENDED
                                                    JUNE 30,                    JUNE 30,
                                                ----------------          ------------------
                                                 1998      1997            1998        1997
                                                ------    ------          ------      ------
   Net income (loss)                            $  373    $  846          $  (65)     $  375
                                                ======    ======          ======      ======


   Weighted average shares outstanding           2,985     3,021           2,964       3,023

   Common stock equivalents due to dilutive
      effect of stock options                      134        96             143          99
                                                ------    ------          ------      ------


   Diluted weighted average common
      shares outstanding                         3,119     3,117           3,107       3,122
                                                ======    ======          ======      ======


   Basic earnings (loss) per share              $ 0.13    $ 0.27          $(0.02)     $ 0.12
                                                ======    ======          ======      ======

   Diluted earnings (loss) per share            $ 0.12    $ 0.27          $(0.02)     $ 0.12
                                                ======    ======          ======      ======


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